Exhibit 23.1
Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221993, 333-227729 and 333-236919) and Form S-8 (No. 333-200183) of Ashford Inc. of our report dated June 1, 2023, relating to the statement of assets acquired and liabilities assumed of Alii Nui and Maui Dive Shop as of March 17, 2023, which appears in this Form 8-K/A of Ashford Inc.

/s/ BDO USA, LLP

Dallas, Texas
June 1, 2023